Exhibit 99.1

Graymark Healthcare Reports Third Quarter 2013 Financial Results

First Quarter Reporting as Combined Entity

OKLAHOMA CITY, OK—(November 20, 2013) – Graymark Healthcare, Inc. (OTC Markets: GRMH), which focuses on the development and management of surgical hospitals and ancillary service lines through its recent acquisition of Foundation Surgical Hospital Affiliates, LLC (FSHA) and Foundation Surgery Affiliates (FSA) (collectively “Foundation”), today reported its financial results for the third quarter ended September 30, 2013. This is the first fully reporting quarter of the combined entity.

Highlights include:

•	Revenue of $25.0 million for the 2013 3rd quarter; a 103% increase from the 2012 3rd Quarter of $12.3 million.

•	Adjusted EBITDA of $2.8 million for the 2013 3rd Quarter

•	Cash on hand of $8.3 million as of September 30, 2013

“When Graymark completed the acquisition of FSA and FSHA in July 2013, we knew this was a transformative event. During the 3rd Quarter we successfully integrated the Foundation acquisition, closed or sold approximately 50 sleep labs and continued to see growth at our hospitals,” stated Stanton Nelson, CEO of Graymark Healthcare, Inc.

“This is the first fully reporting quarter of the combined entity. Due to a number of onetime, noncash events in the period, such as onetime impairment charge, we have provided an Adjusted EBITDA calculation that will give a better view of the Company’s operating financial performance. We look forward to expanding the combined business by growing our existing hospitals, increasing our geographic footprint and providing excellent experiences to all our patients. Graymark, as a public company, will provide flexibility in building out our services in our existing markets as well as establishing a presence in additional geographies.”

Third Quarter 2013 Financial Results

Net revenues in the third quarter of 2013 were $25.0 million, up from $12.3 million in the third quarter of 2012. Our net revenues are composed of patient services, management fees from affiliates and equity in earnings of affiliates. Patient services revenue increased $13.0 million or 148% during the three months ended September 30, 2013 compared with the third quarter of 2012. The increase was primarily due to patient services revenue at our El Paso hospital of $11.5 million during the third quarter of 2013 and an increase in the average reimbursement per surgical case at Foundation Hospital of San Antonio resulted in an increase in patient services revenue of $1.5 million during the third quarter of 2013 compared with third quarter of 2012.

Operating expenses were $44.3 million, compared to $10.6 million in the year-ago third quarter primarily due to an increase of salaries and operations at our hospitals. Additionally, the Company recorded goodwill associated with the reverse acquisition of $20.8 million. Subsequently, the Company determined the projected cash flows from the continuing operations of the legacy Graymark business were not sufficient to support the recorded goodwill. The Company evaluated the fair value of the goodwill subsequent to the reverse acquisition and determined the acquired goodwill was fully-impaired.

Net loss attributable to Graymark Healthcare for the third quarter was $16.5 million or ($0.10) a share compared to net income attributable to Graymark Healthcare of $1.5 million or $0.01 a share for the same quarter in 2012.

Adjusted EBITDA was $2.8 million during the 2013 3rd quarter versus Adjusted EBITDA of $2.4 million during the 2012 3rd quarter.

At September 30, 2013, cash and cash equivalents totaled $8.3 million, compared to $2.5 million at December 31, 2012.

Conference Call

Graymark’s CEO Stanton Nelson, along with Tom Michaud, Chairman of the board and Mark Kidd, CFO will host a conference call today, followed by a question and answer period.

Date: Wednesday, November 20, 2013

Time: 4:30 p.m. Eastern time.

Dial-In Number: (877) 280-4955 International (857) 244-7312 conference ID# 73115292

The conference call will be broadcast live at the investor relations section of the Company’s website at www.graymarkhealthcare.com. Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. In addition, the replay will be available after the call at same website link above or by calling (888) 286-8010, or (617) 801-6888 (international) using passcode: 42210333.

About Graymark Healthcare

Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (OTCQB: GRMH) focuses on the development and management of surgical hospitals and the inclusion of ancillary service lines. These additional service lines, such as hyperbarics, sleep labs, intraoperative monitoring, imaging and robotic surgery, truly make the Foundation specialty hospital environment unique.

The Company is also an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value. The Company is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve. For more information, visit www.graymarkhealthcare.com and www.foundationsurgery.com.

Reg G disclaimer – reconciling GAAP Net Income with EBITDA and Adjusted EBITDA

Graymark is providing EBITDA information, which is defined as net income plus interest, income taxes, depreciation and amortization expense and earnings or losses from discontinued operations, and Adjusted EBITDA which is defined as EBITDA plus impairment charges minus extraordinary gain, net of tax. EBITDA and Adjusted EBITDA are a compliment to our GAAP results. EBITDA and Adjusted EBITDA are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA and Adjusted EBITDA are not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the news release in the accompanying tables. Since EBITDA and Adjusted EBITDA are not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, and Adjusted EBITDA as presented, may not be comparable to other similarly titled measures of other companies.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the risk that the transaction does not close as planned or at all, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Company Contact:

      Graymark Healthcare, Inc.

      Stanton Nelson

      Chief Executive Officer

      Tel 405-601-5390

      Investor Relations:

      Genesis Select

      Matthew Selinger

      Tel 303-415-0200

      mselinger@genesisselect.com

GRAYMARK HEALTHCARE, INC.

Reconciliation of Net Income (Loss) to EBITDA from Continuing Operations and

Reconciliation of EBITDA from Continuing Operations to Adjusted EBITDA

For the Three Months Ended September 30, 2013 and 2012

(Unaudited)

	2013	2012
Net income (loss)	$(14,088,832)	$1,541,425
Less: Extraordinary gain, net of tax	6,967,602	—
Less: Loss from discontinued operations, net of tax	(196,705)	—

Income (loss) from continuing operations, net of taxes	(20,859,729)	1,541,425
EBITDA adjustments:
Plus: Interest expense, net	552,763	285,844
Plus: Provision for income taxes	961,105	—
Plus: Depreciation and amortization	1,290,779	565,675

Total EBITDA adjustments	2,804,647	851,519

EBITDA from continuing operations	$(18,055,082)	$2,392,944

EBITDA from continuing operations	$(18,055,082)	$2,392,944
Adjusted EBITDA adjustment:
Plus: Impairment of goodwill	20,847,608	—

Total Adjusted EBITDA adjustments	20,847,608	—

Adjusted EBITDA	$2,792,526	$2,392,944

GRAYMARK HEALTHCARE, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$8,291,378	$2,524,417
Accounts receivable, net of allowances for doubtful accounts of $2,654,086 and $1,659,337, respectively	11,049,321	6,849,055
Receivables from affiliates	843,468	1,045,485
Supplies inventories	1,846,691	1,943,284
Current assets from discontinued operations	957,661	—
Prepaid and other current assets	3,299,397	2,416,136

Total current assets	26,287,916	14,778,377

Property and equipment, net	11,857,253	9,403,853
Equity method investments in affiliates	6,994,123	7,013,611
Intangible assets, net	12,617,081	10,270,858
Goodwill	1,154,528	1,154,528
Other assets from discontinued operations	415,832	—
Other assets	138,897	126,559

.1 Total assets	$59,465,630	$42,747,786

LIABILITIES, PREFERRED NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable	$12,130,135	$10,596,333
Accrued liabilities	11,562,401	5,585,180
Preferred member dividends payable	120,057	3,549,670
Short term debt	7,316,083	2,007,597
Current portion of long-term debt	8,134,412	5,971,339
Current liabilities from discontinued operations	6,833,810	—
Other current liabilities	816,176	—

Total current liabilities	46,913,074	27,710,119

Long-term debt, net of current portion	11,134,747	11,532,751
Other liabilities from discontinued operations	110,044	—
Other liabilities	8,497,991	5,773,638

Total liabilities	66,655,856	45,016,508
Preferred noncontrolling interest	7,500,000	11,072,465
Commitments and contingencies (Note 9)
Graymark Healthcare shareholders’ deficit:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 163,269,214 and 162,523,276 issued and outstanding, respectively	16,327	16,252
Paid-in capital	17,396,990	3,437,219
Accumulated deficit	(31,481,526)	(14,744,688)

Total Graymark Healthcare shareholders’ deficit	(14,068,209)	(11,291,217)
Noncontrolling interest	(622,017)	(2,049,970)

Total deficit	(14,690,226)	(13,341,187)

Total liabilities, preferred noncontrolling interest and shareholders’ deficit	$59,465,630	$42,747,786

GRAYMARK HEALTHCARE, INC.

Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2013 and 2012

(Unaudited)

	2013	2012
Net Revenues:
Patient services	$21,724,423	$8,747,414
Management fees from affiliates	1,460,163	1,880,610
Equity in earnings of affiliates	1,448,898	1,637,354
Other revenue	1,048,381	171,804
Provision for doubtful accounts	(682,319)	(123,413)

Revenue	24,999,546	12,313,769

Operating Expenses:
Salaries and benefits	6,974,734	3,472,076
Supplies	6,659,330	2,201,344
Other operating expenses	8,609,650	4,330,938
Impairment of goodwill	20,847,608	—
Depreciation and amortization	1,290,779	565,675

Total operating expenses	44,382,101	10,570,033

Other Income (Expense):
Interest expense, net	(552,763)	(285,844)
Gain (loss) on sale of equity investments in affiliates	—	83,533
Other income	36,694	—

Net other (expense)	(516,069)	(202,311)

Income (loss) from continuing operations, before taxes	(19,898,624)	1,541,425
Provision for income taxes	(961,105)	—

Income (loss) from continuing operations, net of taxes	(20,859,729)	1,541,425
Loss from discontinued operations, net of tax	(196,705)	—
Extraordinary gain, net of tax, attributable to Graymark Healthcare	4,872,746	—
Extraordinary gain, net of tax, attributable to noncontrolling interests	2,094,856	—

Net income (loss)	(14,088,832)	1,541,425
Less: Net income attributable to noncontrolling interests	2,402,532	384,257

Net income (loss) attributable to Graymark Healthcare	$(16,491,364)	$1,157,168

Earnings per common share (basic and diluted):
Net income (loss) attributable to Graymark Healthcare from continuing operations	$(0.14)	$0.01
Loss from discontinued operations, net of tax	—	—
Extraordinary gain, net of tax, attributable to Graymark Healthcare	0.03	—
Extraordinary gain, net of tax, attributable to noncontrolling interests	0.01	—

Net income (loss) per share, attributable to Graymark Healthcare	$(0.10)	$0.01

Weighted average number of common and diluted shares outstanding	162,703,399	162,523,276